CHANGE IN CONTROL AGREEMENT

Thorne Research, Inc., a South Carolina corporation, and its parent corporation, Thorne

HealthTech, Inc., a Delaware corporation (“hereinafter referred to together as Thorne”), and the undersigned individual, an employee of Thorne (“Employee”), hereby enter into this Change in Control Agreement (“this Agreement”), as of May 10, 2023, (the “Effective Date”).

WHEREAS, Thorne wishes to continue to employ Employee in employee’s current position of employment at Thorne;

WHEREAS, Thorne’s expectation is that Employee's contributions and knowledge will continue to be of significant benefit to the future growth and success of Thorne;

WHEREAS, Thorne and Employee recognize that a change in control of Thorne might occur and that the threat of such change in control might create uncertainty and might result in the distraction or departure of key personnel to the detriment of Thorne; and

WHEREAS, Thorne has determined that appropriate steps should be taken to reinforce and encourage the continued dedication of members of Thorne’s management, including Employee, to their assigned duties in the face of potential circumstances involving the possibility of such a change in control.

NOW THEREFORE, for good and valuable consideration, and to induce Employee to continue employment with Thorne and to continue to perform Employee's duties in a manner that is in the best interests of Thorne, Thorne hereby agrees to provide Employee with certain benefits in the event Employee’s employment with Thorne terminates subsequent to a Change in Control (as defined in Section 2, below) under the circumstances described herein.

1.
Term of Agreement; Employment Status. This Agreement will take effect when signed by Thorne and Employee. This Agreement will remain in full force and effect for thirty-six (36) months after the Effective Date. All employees of Thorne, including Employee, are employees at will. The terms and conditions of this Agreement, therefore, do not and are not intended to create either an express contract of employment nor an implied contract of employment between Thorne and Employee. The purpose of this Agreement is to provide certain potential benefits to Employee in the event that a Change in Control occurs.
2.
Change in Control. No benefits will be payable hereunder unless there will have been a Change in Control as set forth below, and thereafter, the Employee's employment with Thorne and/or Thorne’s successor is terminated. For purposes of this Agreement, a "Change in Control" means any of the following: (a) the acquisition of fifty-one percent (51%) or more of the class of equity securities of Thorne (THRN on the Nasdaq stock exchange) by any person (or persons working in concert) or entity after the date hereof; (b) the acquisition of fifty-one percent (51%) or more of the class of equity securities of Thorne (THRN on the Nasdaq stock exchange) by any person or entity other than Thorne; (c) a merger, consolidation, or reorganization to which Thorne is a party, if, as a result thereof, individuals who were members of the Board of Directors of Thorne, immediately before such transaction will cease to constitute a majority of the Board

Page 1 of NUMPAGES 4

of Directors of the surviving entity; or (d) a sale of all or substantially all of the assets of Thorne to another party.

3.
Termination Following Change in Control. If any of the events described in Section 2, above, occur that constitute a Change in Control, then Employee will be entitled to the benefits provided for in Section 4, below, as of the date of termination of Employee’s employment with Thorne and/or Thorne’s successor, unless Employee’s employment is otherwise terminated by Thorne’s Board of Directors for cause or because of Employee's death or disability.
4.
Compensation Upon Termination or Reassignment. If, as a result of a Change in Control, as defined in Section 2, above, the Employee's employment with Thorne is terminated as defined in Section 3, above, then Thorne and/or Thorne’s successor will pay Employee within ten (10) days after the date of Employee’s termination an amount equal to the sum of one (1) year of Employee's annual compensation based on the most recent aggregate base salary paid to Employee in the twelve (12) month period immediately preceding such termination. Employee will not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will the amount of any payment to Employee provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer after the date of Employee’s termination.
5.
Continuation of Insurance Benefits. If, as a result of a Change in Control, as defined in Section 2, above, the Employee's employment with Thorne is terminated as defined in Section 3, above, then Thorne and/or Thorne’s successor will maintain in full force and effect for Employee's continued benefit, for a one (1) year period beginning on a Change in Control, all life insurance, medical, health, and disability policies, plans, programs, or benefits that were in effect immediately prior to the Change in Control.
6.
Successors; Binding Agreement. Thorne will require any successor (whether direct or indirect, by purchase, merger, consolidation, acquisition of assets, or assumption of liabilities or otherwise) to all or substantially all of the business and/or assets of Thorne, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Thorne would be required to perform it if no such succession had taken place. Failure of Thorne to obtain such agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle Employee to compensation from Thorne (or Thorne’s successor) in the same amount and on the same terms as Employee would be entitled to hereunder if Employee’s employment had terminated of a termination as provided in Section 3, above. As used in this Agreement, "successor" means any successor to the business and assets of Thorne that executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law. This Agreement will inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, assigns, and heirs.
7.
Notices. All notices and other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the respective addresses provided by

Page 2 of NUMPAGES 4

the parties to this Agreement or to such other address as either party might hereafter furnish to the other in writing, except that a notice of change of address will be effective only upon receipt.

8.
Miscellaneous Provisions. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by Thorne. No waiver by either party at any time of any breach by the other or failure to comply with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of South Carolina. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in counterparts, each of which will be deemed to be an original but both of which together will constitute one and the same instrument.
9.
Dispute or Controversy. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by mediation in Charleston County, South Carolina. Notwithstanding the pendency of any such dispute or controversy, Thorne will pay Employee promptly an amount equal to Employee’s full scheduled compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and provide Employee with all scheduled compensation, benefits, and insurance plans in which Employee was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 9 hereof. Judgment may be entered on the mediator's award in any court having jurisdiction; provided, however, that Employee will be entitled to seek specific performance of Employee’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

[SIGNATURE PAGE FOLLOWS]

Page 3 of NUMPAGES 4

Agreed to as of the Effective Date by and among Employee, Thorne Research, Inc., and Thorne HealthTech, Inc.

FOR THORNE HEALTHTECH, INC.

/s/ Paul F. Jacobson

By: Paul F. Jacobson

Title: Chief Executive Officer

FOR THORNE RESEARCH, INC.

/s/ Paul F. Jacobson

By: Paul F. Jacobson

Title: Chief Executive Officer

FOR EMPLOYEE

Signature:

/s/ Saloni Varma

Saloni Varma Name (printed) 21 MAY 2023

Page 4 of NUMPAGES 4